Filed with the Securities and Exchange Commission on May ____, 2001

Securities Act Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LITHIA MOTORS, INC.
(Exact name of registrant as specified in its charter)

Oregon	93-0572810
(State of Incorporation)	(I.R.S. Employer Identification No.)
360 E. Jackson St., Medford, Oregon	97501
(Address of Principal Executive Offices)	(Zip Code)

2001 STOCK OPTION PLAN

(Full title of the plan)

Sidney B. DeBoer, Chief Executive Officer
360 E. Jackson St.
Medford, Oregon 97501
(541) 776-6899
(Name, address and telephone number of agent for service)

Copies to:
Kenneth E. Roberts, Esq.
Foster Pepper & Shefelman LLP
101 S.W. Main St., 15th Fl.
Portland, Oregon 97204

CALCULATION OF REGISTRATION FEE
Title of Securities Being Registered	Number of Shares Being Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Class A Common Stock	600,000	$19.55	$11,730,000	$1,531.74

  The shares of Common Stock represent the number of shares which may be issued pursuant to the 2001 Stock Option Plan. In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares which may be issuable as a result of the anti-dilution provisions of Plan.
  The maximum offering price for the shares cannot presently be determined as the offering price is established at the time shares are issued. Pursuant to Rule 457(h), the offering price is estimated based on the last sale price reported for the Common Stock on NYSE on May 24, 2001, and the maximum offering price is calculated for the sole purpose of determining the Registration Fee.
  Pursuant to Rule 457(p), the filing fee due with this registration is offset by $1,400.76 that was previously paid in the registration of a prior employee benefit plan on Form S-8 filed by Lithia Motors, Inc. on June 11, 1999 (SEC File No. 333-80459) and the registration of those shares registered with that fee will subsequently be withdrawn.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by Lithia Motors, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated by reference in this registration statement:

1.	The Company's annual report on Form 10-K filed with the Commission on March 31, 2001 (File No. 000-21789).
2.	The description of the Class A Common Stock contained in the Company's registration statement on Form S-1, as amended and filed with the Commission on May 1, 1998, (File No. 333-47525).

All documents filed by the Company subsequent to those listed above pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

Under the Oregon Business Corporation Act (Oregon Revised Statutes (“ORS”) Sections 60.387 to 60.414), applicable to the Company, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation may be indemnified by the corporation against liability incurred by such person in connection with the proceeding if (i) the person’s conduct was in good faith and in a manner he or she reasonably believed was in the corporation’s best interest or at least not opposed to its best interests and (ii) if the proceeding was a criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted if the person was adjudged liable to the corporation in a proceeding by or in the right of the corporation, or if the Indemnitee was adjudged liable on the basis that he or she improperly received a personal benefit. Unless the articles of the corporation provide otherwise, such indemnification is mandatory if the Indemnitee is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction.

The Oregon Business Corporation Act also provides that a company’s Articles of Incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for (i) any breach of the directors’ duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any unlawful distribution; or (iv) any transaction from which the director derived an improper personal benefit.

The Company’s Articles of Incorporation (the “Articles”) provide that the Company will indemnify its directors and officers, to the fullest extent permissible under the Oregon Business Corporation Act against all expense liability and loss (including attorney fees) incurred or suffered by reason of service as a director or officer of the company or is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The effect of these provisions is to limit the liability of directors for monetary damages, and to indemnify the directors and officers of the Company for all costs and expenses for liability incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their affiliation with the Company, to the fullest extent permitted by law. These provisions do not limit the rights of the Company or any shareholder to see non-monetary relief, and do not affect a director’s or officer’s responsibilities under any other laws, such as securities or environmental laws.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The exhibits required by Item 601 of Regulation S-K being filed herewith or incorporated herein by reference are as follows:

Exhibit

5.1	Opinion of Foster Pepper & Shefelman LLP
23.1	Consent of KPMG LLP
23.2	Consent of Foster Pepper & Shefelman LLP (included in Exhibit 5.1)
24.1	Power of Attorney (Included in the signature page)
99	2001 Stock Option Plan

Item 9.    Undertakings.

The undersigned registrant hereby undertakes:

(A)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs 1 and 2 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(B)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(D)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(E)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that the claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The foregoing undertaking shall not apply to indemnification which is covered by insurance.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, State of Oregon, on the 17th day of May 2001.

LITHIA MOTORS, INC.
By: /s/ Sidney B. DeBoer
Sidney B. DeBoer, Chairman of the Board Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints SIDNEY B. DEBOER and JEFFREY B. DEBOER, and each of them, with full power of substitution to act as his true and lawful attorney in fact and agent to act in his name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration, including any and all post-effective amendments or new registration pursuant to Rule 462.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

By: /s/ Sidney B. DeBoer	Date: May 17, 2001
Sidney B. DeBoer Chief Executive Officer and Chairman of the Board of Directors
By: /s/ M.L. Dick Heimann	Date: May 17, 2001
M.L. Dick Heimann President, Chief Operating Officer, Director
By: /s/ Brad Gray	Date: May 17, 2001
Brad Gray Director
By: /s/ Thomas Becker	Date: May 17, 2001
Thomas Becker Director
By: /s/ William Young	Date: May 17, 2001
William Young Director
By: /s/ Gerald F. Taylor	Date: May 17, 2001
Gerald F. Taylor Director
By: /s/ Jeffrey B. DeBoer	Date: May 17, 2001
Jeffrey B. DeBoer Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit

5.1	Opinion of Foster Pepper & Shefelman LLP
23.1	Consent of KPMG LLP
23.2	Consnt of Foster Pepper & Shefelman LLP (included in Exhibit 5.1)
24.1	Power of Attorney (Included in the signature page)
99	2001 Stock Option Plan

EXHIBIT 5.1

[FOSTER PEPPER & SHEFELMAN LETTERHEAD]

May 17, 2001

Board of Directors
Lithia Motors, Inc.
360 E. Jackson St.
Medford, Oregon 97501

Re:	Form S-8 Registration 2001 Stock Option Plan

Gentlemen:

          This firm is special counsel to Lithia Motors, Inc., an Oregon corporation, (the "Company") and, in that capacity, has assisted in the preparation of certain documents, including the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance of up to 600,000 shares of the Company's Class A Common stock ("Shares") in accordance with the Company's 2001 Stock Option Plan (the "Plan");

          In the course of our representation described above, we have examined the Plan, the Registration Statement as prepared for filing with the Securities and Exchange Commission and related documents and correspondence. We have reviewed the Restated Articles of Incorporation and the Bylaws of the Company, as amended, and excerpts of minutes of certain meetings of the Board of Directors and shareholders of the Company. We have also received from the officers of the Company certificates and other representations concerning factual matters relevant to this opinion. We have received such certificates from, and have made inquiries of public officials in those jurisdictions in which we have deemed it appropriate.

          As to matters of fact, we have relied upon the above certificates, documents and investigation. We have assumed without investigation the genuineness of all signatures and the authenticity and completeness of all of the documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies.

          Based upon and subject to all of the foregoing, we are of the opinion that:

The Shares have been validly authorized, and when (i) the Registration Statement has become effective; (ii) the applicable provisions of the Securities Act of 1933, as amended, and such state securities laws as may be applicable have been complied with, and (iii) the Shares have been issued in accordance with the Plan as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

          Regardless of the states in which members of this firm are licensed to practice, this opinion is limited to the present laws of the State of Oregon and the United States of America and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

          This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

          The opinions expressed herein are for the benefit of and may be relied upon only by you in connection with the Plan. Neither this opinion nor any extract therefrom nor reference thereto shall be published or delivered to any other person or otherwise relied upon without our expressed written consent.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission.

Very truly yours, FOSTER PEPPER & SHEFELMAN, LLP By: /s/ Kenneth E. Roberts Kenneth E. Roberts

Portland, Oregon

EXHIBIT 23.1

Independent Auditors' Consent

The Board of Directors
Lithia Motors, Inc. and Affiliated Companies:

We consent to the incorporation by reference in the registration statement on Form S-8 of our report dated February 9, 2001 relating to the consolidated balance sheets of Lithia Motors, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in Lithia Motors, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000.

KPMG LLP

Portland, Oregon
May 22, 2001

EXHIBIT 99

LITHIA MOTORS, INC.

2001 STOCK OPTION PLAN

ARTICLE I

PURPOSE OF THE PLAN

The purpose of this 2001 Stock Option Plan (the “Plan”) is to advance the interests of Lithia Motors, Inc. (the “Company”) and its shareholders by enabling the Company to attract and retain the services of people with training, experience and ability and to provide additional incentive to employees and non-employee directors of the Company and others who provide services to the Company by giving them an additional opportunity to participate in the ownership of the Company.

ARTICLE II

DEFINITIONS

As used herein, the following definitions will apply:

(a)  “Available Shares” means the number of shares of Common Stock available at any time for issuance pursuant to Incentive Stock Options or Nonqualified Stock Options under this Plan as provided in Article III.

(b)   “Award” means any grant of an Incentive Stock Option or any grant of a Nonqualified Stock Option under this Plan.

(c)  "Board of Directors" means the Board of Directors of the Company.

(d)  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

(e)  “Committee” means any committee appointed by the Board of Directors in accordance with Article V of this Plan, or, if no such committee has been appointed, shall mean the Board of Directors. Initially, the Company’s Compensation Committee shall serve as the Committee.

(f)  "Common Stock" means the Common Stock of the Company.

(g)  "Company" means Lithia Motors, Inc. an Oregon business corporation, and, unless the context otherwise requires, any majority owned subsidiary of the Company and any successor or assignee of the Company by merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise.

(h)  “Disabled” means a mental or physical impairment which has lasted or which is expected to last for a continuous period of 12 months or more and which renders an Optionee unable, in the Committee’s sole discretion, of performing the duties which were assigned to the Optionee during the 12 month period prior to such determination. The Committee’s determination of the existence of an individual’s disability will be effective when communicated in writing to the Optionee and will be conclusive on all of the parties.

(i)  "Effective Date" means the date on which this Plan is approved by the Board of Directors.

(j)  "Employee" means any person employed by the Company.

(k)  "Exercise Price" means the price per share at which a shares of Common Stock may be purchased upon exercise of an Incentive Stock Option or Nonqualified Stock Option.

(l)  "Fair Market Value" with respect to shares of Common Stock for any date means:

1)	If the Common Stock is traded on a national securities exchange or on either the National Market System or Small Cap Market of NASDAQ, the “Fair Market Value” of a share of Common Stock shall be the average between the lowest and highest reported sales price of the Common Stock for such date, or if no transactions occurred on such date, on the last date on which trades occurred;
2)	If the Common Stock is not traded on a national securities exchange or on NASDAQ but bid and asked prices are regularly quoted on the NASDAQ OTC Bulletin Board Service, by the National Quotation Bureau or any other comparable service, the “Fair Market Value” of a share of Common Stock shall be the average between the highest closing bid and lowest closing asked prices as reported by such service for such date or, if such date was not a business day, on the preceding business day; or
3)	If there is no public trading of the Common Stock within the terms of subparagraphs A or B, the “Fair Market Value” of a share of Common Stock shall be as determined by the Committee in its sole discretion.

(m)  “Incentive Stock Option” means an option to purchase shares of Common Stock that the Committee indicates is intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code and is granted under Article VI of this Plan.

(n)   “Nonqualified Stock Option” means an option to purchase shares of Common Stock that the Committee either indicates is intended to be a nonqualified stock option or indicates is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code and is granted under Article VII of this Plan.

(o)  "Optionee" means any individual who is granted either an Incentive Stock Option or a Nonqualified Stock Option under this Plan.

(p)  "Reserved Shares" means the number of shares of Common Stock reserved for issuance pursuant to Awards under this Plan as provided in Section 3.1 of Article III.

(q)  "Securities Act" means the Securities Act of 1933, as amended.

(r)  “Significant Shareholder” means any person who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company. For purposes of this definition a person shall be considered as owning all stock owned, directly or indirectly by or for such person’s brothers and sisters, spouse, ancestors and lineal descendants. In addition, stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries to the extent required by Section 422 of the Internal Revenue Code.

ARTICLE III

STOCK SUBJECT TO THE PLAN

3.1    Aggregate Number of Reserved Shares.  Subject to adjustment in accordance with Section 9.1, the total number of shares of Common Stock reserved for issuance pursuant to all Awards under this Plan is established at 600,000 shares.

3.2    Number of Available Shares.  At any point in time, the number of Available Shares shall be the number of Reserved Shares at such time minus:

(a)	the number of shares of Common Stock issued upon the exercise of Incentive Stock Options and Nonqualified Stock Options prior to such time; and
(b)	the number of shares covered by Incentive Stock Options and Nonqualified Stock Options that have been granted and which have not yet expired, been terminated or been cancelled to the extent that such options have not been exercised at such time.

As a result of the foregoing, if an Incentive Stock Option or Nonqualified Stock Option expires, terminates or is cancelled for any reason without having been exercised in full, the shares of Common Stock covered by such option that were not purchased through the exercise of such option will be added back to the Available Shares. However, shares of Common Stock used by an Optionee to satisfy withholding obligations upon the exercise of a Nonqualified Stock Option shall nonetheless, for purposes of this Plan, be considered as having been issued upon the exercise of such option.

3.3    Reservation of Shares.  Available Shares shall consist of authorized but unissued shares of Common Stock of the Company. The Company will, at all times, reserve for issuance shares of Common Stock equal to the sum of (i) the number of shares covered by Incentive Stock Options and Nonqualified Stock Options that have been granted and which have not yet expired, been terminated or been cancelled to the extent that such options have not been exercised at such time and (ii) the number of Available Shares.

3.4    Annual Limit on Number of Shares to Any One Person.  No person will be eligible to receive Awards under this Plan which, in aggregate, exceed 75,000 shares in any calendar year except in connection with the hiring or commencement of services from such person in which case such limit shall be 100,000 shares during such calendar year.

ARTICLE IV

COMMENCEMENT AND DURATION OF THE PLAN

4.1    Effective Date of the Plan.  This Plan will be effective as of the Effective Date, subject to the provisions of Section 4.2.

4.2    Shareholder Approval of the Plan.  This Plan will be submitted for the approval of the shareholders of the Company within twelve (12) months of the Effective Date. This Plan will be deemed approved by the shareholders if approved by a majority of the votes cast at a duly held meeting of the Company’s shareholders at which a quorum is present in person or by proxy. No Awards will be made under this Plan prior to such shareholder approval. Upon such approval, the Company’s 1996 Stock Incentive Plan, as amended, and the 1997 Non-Discretionary Stock Option Plan for Non-Employee Directors will terminate and no new options will be granted thereunder.

4.3    Termination of the Plan.  This Plan will terminate ten years from the Effective Date. In addition, the Board of Directors will have the right to suspend or terminate this Plan at any time. Any termination of this Plan will not affect the exercisability of any Incentive Stock Options or Nonqualified Stock Options granted under this Plan prior to such termination. Termination of the Plan will not terminate or otherwise affect any Incentive Stock Option Agreement (as defined in Section 6.1) or Nonqualified Stock Option Agreement (as defined in Section 7.1).

ARTICLE V

ADMINISTRATION OF THE PLAN

Subject to the provisions of this Plan and any additional terms or conditions which may, from time to time, be imposed by the Board of Directors, the Committee will administer this Plan and will have the authority, in its sole discretion, to grant Incentive Stock Options or grant Nonqualified Stock Options in accordance with Articles VI and VII, respectively. The Committee may, from time to time, adopt rules and regulations relating to the administration of this Plan and may, but is not required to, seek the advice of legal, tax, accounting and compensation advisors. Decisions of the Committee with respect to the administration of this Plan, the interpretation or construction of this Plan or the interpretation or construction of any written agreement evidencing an Award will be final and conclusive, subject only to review by the full Board of Directors. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any agreement evidencing an Award in the manner and to the extent it deems appropriate.

The Board of Directors shall appoint the members of the Committee, which shall consist of at least two directors from the Board of Directors. For purposes of this paragraph, directors who are not “outside directors” as such term is defined in Treasury Regulation §1.162-27(e)(3) and directors who are not “nonemployee directors” as such term is defined in Rule 16b-3 issued by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended, shall be referred to as “nonqualified directors.” Nonqualified directors may serve on the Committee. However, nonqualified directors shall be deemed (notwithstanding any statement to the contrary which may be contained in minutes of a meeting of the Committee) to have abstained from any action requiring under Section 162(m) the approval of a committee consisting solely of outside directors or from any action requiring under Rule 16b-3 the approval of a committee consisting solely of nonemployee directors and the assent of any such disqualified director shall be ignored for purposes of determining whether or not an such actions were approved by the Committee. If the Committee proposes to take an action by unanimous consent in lieu of a meeting and such action would require under Section 162(m) the approval of a committee consisting solely of outside directors or such action would require under Rule 16b-3 the approval of a committee consisting solely of nonemployee directors, the disqualified director shall, for purposes of such consent, be deemed to not be a member of the Committee.

If no Committee is appointed, the Board of Directors will have all the duties and responsibilities of the Committee as set forth in this Plan. In addition, the Board of Directors may abolish a Committee and assume the duties and responsibilities of the Committee at any time if it elects to do so in a resolution adopted by the Board of Directors.

ARTICLE VI

INCENTIVE STOCK OPTION TERMS AND CONDITIONS

Incentive Stock Options may be granted under this Plan in accordance with the following terms and conditions.

6.1    Requirement for a Written Incentive Stock Option Agreement.  Each Incentive Stock Option will be evidenced by a written option agreement (“Incentive Stock Option Agreement”). The Committee will determine from time to time the form of Incentive Stock Option Agreement to be used. The terms of the Incentive Stock Option Agreement must be consistent with this Plan and any inconsistencies will be resolved in accordance with the terms and conditions specified in this Plan. Except as otherwise required by this Section 6, the terms and conditions of each Incentive Stock Option do not need to be identical.

6.2    Who May be Granted an Incentive Stock Option.  An Incentive Stock Option may be granted to any Employee who, in the judgment of the Committee, has performed or will perform services of importance to the Company in the management, operation and development of the business of the Company or of one or more of its Subsidiaries. The Committee, in its sole discretion, shall determine when and to which Employees Incentive Stock Options are granted under this Plan.

6.3    Number of Shares Covered by an Incentive Stock Option.  The Committee, in its sole discretion, shall determine the number of shares of Common Stock covered by each Incentive Stock Option granted under this Plan and such number shall be specified in the written agreement evidencing such Incentive Stock Option.

6.4    Vesting Schedule Under an Incentive Stock Option.  The Committee, in its sole discretion, shall determine whether an Incentive Stock Option is immediately exercisable as to all of the shares of Common Stock covered by such option or whether it is only exercisable in accordance with a vesting schedule as determined by the Committee, in its sole discretion. The vesting terms and conditions, if any, of each Incentive Stock Option as determined by the Committee shall be specified in the Incentive Stock Option Agreement evidencing such option. Notwithstanding the foregoing, to the extent that an Incentive Stock Option (together with other incentive stock options within the meaning of Section 422 of the Internal Revenue Code held by such Optionee with an equal or lower exercise price per share) purports to become exercisable for the first time during any calendar year as to shares of Common Stock with a Fair Market Value (determined at the time of grant) in excess of $100,000, such excess shares shall be considered to be covered by a nonqualified stock option and not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code. Notwithstanding Section 9.2 of this Plan or the terms set forth in the Incentive Stock Option Agreement, any Incentive Stock Option granted under this Plan that was not either approved by (i) a committee of non-employee directors within the requirements of Rule 16b-3 or (ii) the full board of directors of the Company, shall not be exercisable until at least six months after the date of such grant.

6.5    Exercise Price of an Incentive Stock Option.  The Exercise Price under each Incentive Stock Option will be at least 100% of the Fair Market Value of a share of Common Stock as of the date on which the Incentive Stock Option was granted. However, the Exercise Price under each Incentive Stock Option granted to an Optionee who is a Significant Shareholder will be at least 110% of the Fair Market Value of a share of Common Stock as of the date on which the Incentive Stock Option was granted.

6.6    Duration of an Incentive Stock Option--Generally.  The Committee will determine, in its sole discretion, the term of each Incentive Stock Option provided that such term will not exceed 10 years from the date on which such option was granted or, in the case of a Significant Shareholder, will not exceed 5 years from the date on which such option was granted. The term of each Incentive Stock Option shall be set forth in the written option agreement evidencing such option. The Optionee shall have no further right to exercise an Incentive Stock Option following the expiration of such term.

6.7    The Effect of Termination of the Optionee’s Employment on the Term of an Incentive Stock Option.  If an Optionee, while possessing an Incentive Stock Option that has not expired or been fully exercised, ceases to be an Employee of the Company for any reason other than as a result of the death or disability of the Optionee (as provided for in Section 6.8 and 6.9, respectively), the Incentive Stock Option may be exercised, to the extent not previously exercised and subject to any vesting provisions contained in the written option agreement, at any time within three months following the date the Optionee ceased to be an Employee of the Company except that this provision will not extend the time within which an Incentive Stock Option may be exercised beyond the expiration of the term of such option. The Committee may provide that if the Optionee’s employment is terminated by the Company for cause, as determined by the Company’s President or Board of Directors in their reasonable discretion, the Incentive Stock Option will terminate immediately upon the Company’s notice to the Optionee of such termination.

6.8    The Effect of the Death of an Optionee on the Term of an Incentive Stock Option.  If an Optionee, while possessing an Incentive Stock Option that has not expired or been fully exercised, ceases to be an Employee of the Company as a result of the death of the Optionee, the Incentive Stock Option may be exercised, to the extent not previously exercised and subject to any vesting provisions contained in the written option agreement, at any time within 12 months following the date of the Optionee’s death except that this provision will not extend the time within which an Incentive Stock Option may be exercised beyond the expiration of the term of such option.

6.9    The Effect of the Disability of an Optionee on the Term of an Incentive Stock Option.  If an Optionee, while possessing an Incentive Stock Option that has not expired or been fully exercised, ceases to be an Employee of the Company as a result of the Optionee becoming Disabled, the Incentive Stock Option may be exercised, to the extent not previously exercised and subject to any vesting provisions contained in the written option agreement, at any time within 12 months following the date of the Optionee becoming Disabled except that this provision will not extend the time within which an Incentive Stock Option may be exercised beyond the expiration of the term of such option.

6.10    Transferability.  No Incentive Stock Option may be transferred by the Optionee other than by will or the laws of descent and distribution upon the death of the Optionee.

6.11    Tax Treatment and Savings Clause.  Nothing contained in this Plan, any written option agreement representing an Incentive Stock Option, any document provided by the Company to an Option or any statement made by or on behalf of the Company shall constitute a representation or warranty of the tax treatment of any option or that such option shall qualify as an incentive stock option under Section 422 of the Internal Revenue Code. Any option which is designated as an Incentive Stock Option but which, either in whole or in part, fails for any reason to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code or which fails to satisfy requirements under this Plan which apply only to Incentive Stock Options, shall be treated as an incentive stock option to the fullest extent permitted under Section 422 of the Internal Revenue Code and this Plan and otherwise shall, notwithstanding such designation, be treated as a Nonqualified Stock Option under this Plan.

ARTICLE VII

NONQUALIFIED STOCK OPTION TERMS AND CONDITIONS

Nonqualified Stock Options may be granted under this Plan in accordance with the following terms and conditions.

7.1    Requirement for a Written Nonqualified Stock Option Agreement.  Each Nonqualified Stock Option will be evidenced by a written option agreement (“Nonqualified Stock Option Agreement”). The Committee will determine from time-to-time the form of Nonqualified Stock Option Agreement to be used under this Plan. The terms of the Nonqualified Stock Option Agreement must be consistent with this Plan and any inconsistencies will be resolved in accordance with the terms and conditions specified in this Plan. Except as otherwise required by this Section 7, the terms and conditions of each Nonqualified Stock Option do not need to be identical.

7.2    Who May be Granted an Nonqualified Stock Option.  A Nonqualified Stock Option may be granted to any Employee, any director of the Company and any other individual who, in the judgment of the Committee, has performed or will perform services of importance to the Company in the management, operation and development of the business of the Company or of one or more of its Subsidiaries. The Committee, in its sole discretion, shall determine when and to whom Nonqualified Stock Options are granted under this Plan.

7.3    Number of Shares Covered by a Nonqualified Stock Option.   The Committee, in its sole discretion, shall determine the number of shares of Common Stock covered by each Nonqualified Stock Option granted under this Plan. The number of shares covered by each Nonqualified Stock Option shall be specified in the Nonqualified Stock Option Agreement evidencing such option.

7.4    Vesting Schedule Under a Nonqualified Stock Option.  The Committee, in its sole discretion, shall determine whether a Nonqualified Stock Option is immediately exercisable as to all of the shares of Common Stock covered by such option or whether it is only exercisable in accordance with a vesting schedule as determined by the Committee, in its sole discretion. The vesting terms and conditions, if any, of each Nonqualified Stock Option as determined by the Committee shall be specified in the Nonqualified Stock Option Agreement evidencing such option. Notwithstanding Section 9.2 of this Plan or the terms set forth in the written option agreement, any Nonqualified Stock Option granted under this Plan that was not either approved by (i) a committee of non-employee directors within the requirements of Rule 16b-3 or (ii) the full board of directors of the Company, shall not be exercisable until at least six months after the date of such grant.

7.5    Exercise Price of a Nonqualified Stock Option.  The Committee, in its sole discretion, shall establish the Exercise Price of Nonqualified Stock Option, which Exercise Price may be less than 100% of the Fair Market Value of a share of Common Stock as of the date on which the Nonqualified Stock Option was granted.

7.6    Duration of a Nonqualified Stock Option--Generally.  The Committee will determine, in its sole discretion, the term of each Nonqualified Stock Option provided that such term will not exceed 10 years from the date on which such option was granted. The term of each Nonqualified Stock Option shall be set forth in the written option agreement evidencing such option. The Optionee shall have no further right to exercise a Nonqualified Stock Option following the expiration of such term.

7.7    The Effect of Termination of the Optionee’s Employment or Service as a Director on the Term of a Nonqualified Stock Option.  If an Optionee, while possessing a Nonqualified Stock Option that has not expired or been fully exercised, ceases to be an Employee of the Company (or, in the case of an Optionee who is not an Employee but is a director of the Company, ceases to be a director of the Company) for any reason other than as a result of the death or disability of the Optionee (as provided for in Section 7.8 and 7.9, respectively), the Nonqualified Stock Option may be exercised, to the extent not previously exercised and subject to any vesting provisions contained in the written option agreement, at any time within three months following the date the Optionee ceased to be an Employee (or a director as the case may be) of the Company except that this provision will not extend the time within which an Nonqualified Stock Option may be exercised beyond the expiration of the term of such option. The Committee may provide that if the Optionee’s employment is terminated by the Company for cause, as determined by the Company’s President or Board of Directors in their reasonable discretion, the Nonqualified Stock Option will terminate immediately upon the Company’s notice to the Optionee of such termination.

7.8    The Effect of the Death of an Optionee on the Term of a Nonqualified Stock Option.  If an Optionee, while possessing a Nonqualified Stock Option that has not expired or been fully exercised, ceases to be an Employee, ceases to serve as a director of the Company or ceases to provide services to the Company as a result of the Optionee’s death, the Nonqualified Stock Option may be exercised, to the extent not previously exercised and subject to any vesting provisions contained in the written option agreement, at any time within 12 months following the date of the Optionee’s death except that this provision will not extend the time within which a Nonqualified Stock Option may be exercised beyond the expiration of the term of such option.

7.9    The Effect of the Disability of an Optionee on the Term of a Nonqualified Stock Option.  If an Optionee, while possessing a Nonqualified Stock Option that has not expired or been fully exercised, ceases to be an Employee, ceases to serve as a director of the Company or ceases to provide services to the Company as a result of the Optionee becoming Disabled, the Nonqualified Stock Option may be exercised, to the extent not previously exercised and subject to any vesting provisions contained in the written option agreement, at any time within 12 months following the date of the Optionee becoming Disabled except that this provision will not extend the time within which a Nonqualified Stock Option may be exercised beyond the expiration of the term of such option.

7.10    Transferability.  The Committee may, in the Nonqualified Stock Option Agreement evidencing any Nonqualified Stock Option, provide that such Nonqualified Stock Option be transferred by gift to the Optionee’s spouse, children or a trust for the exclusive benefit of any combination of the Optionee, the Optionee’s spouse and the Optionee’s children provided that any transfer of a Nonqualified Option shall be conditioned upon the Optionee and the transferee of such Nonqualified Stock Option executing and delivering to the Company a form of Transfer/Assumption of Nonqualified Stock Option Agreement as the Company may request. Notwithstanding any transfer of a Nonqualified Stock Option, the Optionee shall remain liable to the Company for any income tax withholding amounts which the Company is required to withhold at the time that the transferred Nonqualified Stock Option is exercised. If the Nonqualified Stock Option Agreement does not expressly provide that such Nonqualified Stock Option is transferable, such Nonqualified Stock Option may not be transferred by the Optionee, other than by will or the laws of descent and distribution upon the death of the Optionee, without the prior written consent of the Committee, which consent may be withheld in the Committee’s sole discretion.

ARTICLE VIII

EXERCISE OF OPTIONS TO PURCHASE SHARES

8.1    Notice of Exercise.  An Incentive Stock Option or Nonqualified Stock Option may only be exercised by delivery to the Company of written notice signed by the Optionee or a permitted transferee under Section 7.10 (or, in the case of exercise after death of the Optionee, by the executor, administrator, heir or legatee of the Optionee, as the case may be) directed to the President of the Company (or such other person as the Company may designate) at the principal business office of the Company. The notice will specify (i) the number of shares of Common Stock being purchased, (ii) the method of payment of the Exercise Price, (iii) the method of payment of the Tax Withholding if the option is a Nonqualified Stock Option, and (iv), unless a registration under the Securities Act is in effect with respect to the Plan at the time of such exercise, the notice of exercise shall contain such representations as the Company determines to be necessary or appropriate in order for the sale of shares of Common Stock being purchased pursuant to such exercise to qualify for exemptions from registration under the Securities Act or other applicable state securities laws.

8.2    Payment of Exercise Price.  No shares of Common Stock will be issued upon the exercise of any Incentive Stock Option or Nonqualified Stock Option unless and until payment or adequate provision for payment of the Exercise Price of such shares has been made in accordance with this subsection. The Committee, in its sole discretion, may provide in the Incentive Stock Option Agreement or the Nonqualified Stock Option Agreement for the payment of the Exercise Price in cash, by delivery of a full-recourse promissory note, by the surrender of shares of Common Stock or other securities issued by the Company (provided that such other securities have been held by the Optionee for at least six months prior to the date on which the Option is being exercised) in accordance with Section 8.4, or by any combination of the foregoing. The Committee may, in its sole discretion, permit an Optionee to elect to pay the Exercise Price by authorizing a duly registered and licensed broker-dealer to sell the shares of Common Stock to be issued upon such exercise (or, at least, a sufficient portion thereof) and instructing such broker-dealer to immediately remit to the Company a sufficient portion of the proceeds from such sale to pay the entire Exercise Price.

8.3    Payment of Tax Withholding Amounts.  Unless the Committee, in its sole discretion, determines otherwise, each Optionee must, upon the exercise of any Incentive Stock Option or Nonqualified Stock Option (including a Nonqualified Stock Option transferred by the Optionee), either with the delivery of the notice of exercise or upon notification of the amount due, pay to the Company or make adequate provision for the payment of all amounts determined by the Company to be required to satisfy applicable federal, state and local tax withholding requirements (“Tax Withholding”). The Incentive Stock Option or Nonqualified Option Agreement may provide for, or the Committee may allow in its sole discretion, the payment by the Optionee of the Tax Withholding (i) in cash, (ii) by the Company withholding such amount from other amounts payable by the Company to the Optionee, including salary, (iii) by surrender of shares of Common Stock or other securities of the Company in accordance with Section 8.4, (iv) by the application of shares that could be received upon exercise of the Incentive Stock Option or Nonqualified Stock Option in accordance with Section 8.4, or (v) any combination of the foregoing.

By receiving and upon exercise of an Incentive Stock Option or a Nonqualified Stock Option, the Optionee shall be deemed to have consented to the Company withholding the amount of any Tax Withholding from any amounts payable by the Company to the Optionee. The Committee may, in its sole discretion, permit an Optionee to elect to pay the Tax Withholding by authorizing a duly registered and licensed broker-dealer to sell the shares to be issued upon such exercise (or, at least, a sufficient portion thereof) and instructing such broker-dealer to immediately remit to the Company a sufficient portion of the proceeds from such sale to pay the Tax Withholding. No shares will be issued upon an exercise of a Nonqualified Stock Option unless and until payment or adequate provision for payment of the Tax Withholding has been made. If either as a result of the exercise of an Incentive Stock Option or a Nonqualified Stock Option or the subsequent disqualifying disposition of shares acquired through such exercises, the Company determines that additional withholding is or becomes required beyond any amount paid or provided for by the Optionee, the Optionee will pay such additional amount to the Company immediately upon demand by the Company. If the Optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the Optionee, including salary.

8.4    Payment of Exercise Price or Withholding with Other Securities.  To the extent permitted in Section 8.2 and Section 8.3 above, the Exercise Price and Tax Withholding may be paid by the surrender of shares of Common Stock or other securities of the Company. The notice of exercise shall indicate that payment is being made by the surrender of shares of Common Stock or other securities of the Company. Payment shall be made by either (i) delivering to the Company the certificates or instruments representing such shares of Common Stock or other securities, duly endorsed for transfer, or (ii) delivering to the Company an attestation in such form as the Company may deem to be appropriate with respect to the Optionee’s ownership of the shares of Common Stock or other securities of the Company. Shares of Common Stock shall, for purposes of this Section 8 be valued at their Fair Market Value as of the last business day preceding the day the Company receives the Optionee’s notice of exercise. Other securities of the Company shall, for purposes of this Section 8, be valued at the publicly reported price, if any, for the last sale on the last business day preceding the day the Company receives the Optionee’s notice of exercise, or, if there are no publicly reported prices of such other securities of the Company, at the fair market value of such other securities as determined in good faith by the Board of Directors. To the extent permitted in Section 8.3 above, Tax Withholding may, if the Optionee so notifies the Company at the time of the notice of exercise, be paid by the application of shares which could be received upon exercise of any other stock option issued by the Company. This application of shares shall be accomplished by crediting toward the Optionee’s Tax Withholding obligation the difference between the Fair Market Value of a share of Common Stock and the Exercise Price of the stock option specified in the Optionee’s notice. Any such application shall be considered an exercise of the other stock option to the extent that shares are so applied.

8.5    Compliance with Securities Laws.  No Shares will be issued with respect to the exercise of any Incentive Stock Option or Nonqualified Stock Option unless the exercise and the issuance of the Shares will comply with all relevant provisions of law, including, without limitation, the Securities Act, any registration under the Securities Act in effect with respect to the Plan, all applicable state securities laws, the Securities Exchange Act of 1934, as amended, the Internal Revenue Code, the respective rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Common Stock may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance. The Company will not be liable to any Optionee or any other person for failure to issue Shares upon the exercise of an option where such failure is due to the inability of the Company to obtain all permits, exemptions or approvals from regulatory authorities which are deemed by the Company’s counsel to be necessary. The Board may require any action or agreement by an Optionee as may from time to time be necessary to comply with the federal and state securities laws. The Company will not be obliged to prepare, file or maintain a registration under the Securities Act with respect to the Plan or to take any actions with respect to any state securities laws.

8.6    Issuance of Shares.  Notwithstanding the good faith compliance by the Optionee with all of the terms and conditions of an Incentive Option Agreement or Nonqualified Option Agreement and with this Article VIII, the Optionee will not become a shareholder and will have no rights as a shareholder with respect to the shares covered by such option until the issuance of shares pursuant to the exercise of such option is recorded on the stock transfer record of the Company. Notwithstanding the foregoing, the Company shall not unreasonably delay the issuance of a stock certificate and shall exercise commercially reasonable efforts to cause such stock certificate to be issued to the Optionee as soon as is practicable after the compliance by the Optionee with all of the terms and conditions of the Incentive Option Agreement or Nonqualified Option Agreement, as the case may be, and with this Article VIII.

8.7    Notice of any Disqualifying Disposition and Provision for Tax Withholding.  Any Optionee that exercises an Incentive Stock Option and then makes a “disqualifying disposition” (as such term is defined under Section 422 of the Internal Revenue Code) of the shares so purchased, shall immediately notify the Company in writing of such disqualifying disposition and shall pay or make adequate provision for all Tax Withholding as if such Incentive Stock Option was a Nonqualified Stock Option in accordance with Section 8.3.

ARTICLE IX

CHANGES IN CAPITAL STRUCTURE

9.1    Adjustments of Number of Shares and Exercise Price.  Except as provided in Section 9.2, if the outstanding shares of Common Stock are hereafter increased, decreased, changed into or exchanged for a different number or kind of shares of Common Stock or for other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, reclassification, stock split-up, combination of shares of Common Stock, or dividend payable in shares of Common Stock or other securities of the Company, the Committee will make such adjustment as it deems appropriate in the number and kind of shares of Common Stock or other securities covered by subsequent Awards. In addition, the Committee will at such time make such adjustment in the number and kind of shares of Common Stock or other securities covered by outstanding Incentive Stock Options and outstanding Nonqualified Stock Options, as well as make an adjustment in the Exercise Price under each option as the Committee deems appropriate. Any determination by the Committee as to what adjustments may be made, and the extent thereof, will be final, binding on all parties and conclusive.

9.2    Acceleration of Vesting.  In the event of any dissolution or liquidation of the Company, or any plan of exchange, merger or consolidation with one or more corporations in which the Company is not the surviving entity, or in which the security holders of the Company prior to such transaction do not receive in the transaction securities with voting rights with respect to the election of directors equal to 50% or more of the votes of all classes of securities of the surviving corporation which will be outstanding immediately after such transaction, each outstanding Incentive Stock Option and each outstanding Nonqualified Stock Option shall become immediately exercisable in its entirety, notwithstanding any vesting schedule included in the written agreement evidencing such option, fifteen (15) days prior to such event and upon such event such options will expire, unless, as an expressed term of such transaction, adequate provision is made for the continuation of the rights of holders of such outstanding option after the consummation of such transaction. Any exercise of an option the vesting of which is accelerated pursuant to this Section 9.2 will be subject to the event actually occurring.

ARTICLE X

UNDERWRITERS LOCK-UP

Each written agreement evidencing an Award will specify that the Optionee, by accepting the Award agrees that whenever the Company undertakes a firmly underwritten public offering of its securities, the Optionee will, if requested to do so by the managing underwriter in such offering, enter into an agreement not to sell or dispose of any securities of the Company owned or controlled by the Optionee provided that such restriction will not extend beyond 12 months from the effective date of the registration statement filed in connection with such offering.

ARTICLE XI

EMPLOYMENT RIGHTS

Nothing in this Plan nor in any written agreement evidencing an Award will confer upon any Optionee any right to be continued in the employment of the Company or to limit or affect in any way the right of the Company, in its sole discretion, to (a) terminate the employment of such Optionee at any time, with or without cause, (b) change the duties of such Optionee, or (c) increase or decrease the compensation of the Optionee at any time. Unless the written agreement evidencing an Award expressly provides otherwise, vesting under such agreement shall be conditioned upon:

a)	for Employees of the Company, the continued employment of the Optionee;
b)	for independent contractors, the Optionee continuing to provide services to the Company on substantially the same terms and conditions as such services were provided at the time of the Award; or
c)	for directors who are not Employees, the Optionee continuing to serve as a director of the Company;

and nothing in this Plan shall be construed as creating a contractual or implied right or covenant by the Company to continue such employment, service as an independent contractor or service as a director.

ARTICLE XII

AMENDMENT OF PLAN

The Board of Directors may, at any time and from time to time, modify or amend this Plan as it deems advisable except that any amendment increasing the number of shares of Common Stock reserved under this Plan or expanding the persons eligible to receive Awards shall only become effective if and when such amendment is approved by the shareholders of the Company. Except as provided in Section 9 hereof, no amendment shall be made to the terms or conditions of an outstanding Incentive Stock Option or Nonqualified Stock Option without the written consent of the Optionee.

DATED as of and approved by the Board of Directors of the Company effective as of April 9, 2001.

Approved by the shareholders of the Company on May 17, 2001.